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                                                                     EXHIBIT 21

                           BROADWAY & SEYMOUR, INC.
                        SUBSIDIARIES OF THE REGISTRANT

                                                   State of         Percentage
           Name of subsidiary                   incorporation       ownership
             ------------------                 -------------       ---------
BSI North Carolina, Inc.,                       North Carolina        100%
  dba Gateway Conversion Technologies

Relational Team Concepts International, Inc.    Delaware              100%

National Systems Group, Inc.,                   North Carolina        100%
  dba Trust Systems, Inc.

The Heebink Group, Incorporated                 Ohio                  100%

National Financial Computer Systems, Inc.       Georgia               100%

Corbel/NPA, Inc.                                Florida               100%

National Pension Alliance, Ltd. Partners        Florida                75%

Elite Information Systems, Inc.                 California            100%

Micro/Resources, Inc.                           California            100%

BancCorp Systems, Inc.                          North Carolina        100%

The MiniComputer Company of Maryland, Inc.      North Carolina        100%

Elite Information Systems International, Inc.   California            100%

Pragmatix Telephony Solutions, Inc.             North Carolina        100%










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